Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Monitronics International, Inc.:

We consent to the inclusion in this registration statement on Form S-4 of Monitronics International, Inc. of our report dated April 1, 2019, with respect to the consolidated balance sheets of Monitronics International, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income (loss), cash flows, and stockholder’s (deficit) equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of Monitronics International, Inc., and to the reference to our firm under the heading “Experts” in the registration statement. Our report dated April 1, 2019, contains an explanatory paragraph that states that the Company has substantial indebtedness classified within current liabilities that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report dated April 1, 2019, contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue transactions with customers due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended.

/s/ KPMG LLP

Dallas, Texas

July 16, 2019